                                                                   Exhibit 12.1



                       UNIVERSAL OUTDOOR, INC. AND AFFILIATES
                 COMPUTATION OR RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN THOUSANDS)


                               1991        1992        1993       1994       1995     1996
                             -------     -------     --------   --------   -------   -------

Pre-tax income (loss)
from continuing operation    (4,500)     (6,349)      (5,727)    (1,671)      969     3,660
                             ------      ------       ------     ------    ------    ------

Fixed charges:
  Interest expense and
    amortization of debt
    discount on all
    indebtedness              6,599       9,591        8,965      8,314     8,627    15,730
                             ------      ------       ------     ------     -----    ------

Earnings before income
  taxes and fixed charges     2,099       3,242        3,238      6,643     9,596    19,390
                             ------      ------       ------     ------     -----    ------
                             ------      ------       ------     ------     -----    ------

Ratio of earnings to
fixed charges                  (A)         (A)          (A)        (A)        1.1       1.2
                             ------      ------       ------     ------     -----    ------
                             ------      ------       ------     ------     -----    ------


(A) As a result of the loss incurred, the Company was unable to fully cover the indicated fixed charges.